UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Prudential Investment Portfolios 5
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What to do now:

1.              Read the enclosed proxy statement.

2.              Review the voting instructions provided.

3.              VOTE!

Three easy ways to vote:

1.              Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2.              By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3.              Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D.F. King & Co., Inc. at 1-(866)-828-6929 toll-free. They will be happy to help you understand the proposal and assist you in voting.

The Board of Trustees of Prudential Investment Portfolios 5, on behalf of Prudential Small Cap Value Fund (the Prudential Fund), is recommending that shareholders approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Target Small Capitalization Value Portfolio (the Target Portfolio and, together with the Prudential Fund, the Funds). In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communication costs.

Continued

What’s Inside
Answers to your questions about the proposed reorganization	2–8
Supplement to the prospectus	9

Answers to questions about the proposed reorganization of the Target Portfolio should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the Prudential Fund are being asked to approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Target Portfolio.

Note: Class T shares of the Target Portfolio will be renamed Class Z shares following the reorganization. The Class Z minimum initial amount will be waived for current shareholders of Class T shares for any future purchases and for exchanging into Class Z shares of other Prudential Retail Funds.

Why is this reorganization being proposed?

After careful review and comparisons of a broad range of factors, including investment objectives, policies and restrictions, performance, expenses, and net asset levels of the Prudential Fund and the Target Portfolio, the Board of Trustees of each Fund determined that the reorganization is in the best interest of shareholders of the Funds and that the interests of existing shareholders of each Fund will not be diluted as a result of the implementation proposal.

How do you expect shareholders to potentially benefit from this change?

Lower expenses: The Target Portfolio has lower expenses than the Prudential Fund. The reorganization is expected to result in an even larger fund that, as a result, may have even lower expenses over the long term.

	Prudential Small Cap Value Fund (Class Z)* (Merging Fund)	Target Small Capitalization Value Portfolio (Class T)* (Acquiring Fund)	Pro Forma Target Portfolio After Reorganization (Class T)*
Net Operating Expenses	0.94%	0.68%	0.69%

Note: For additional comparative information regarding the Funds’ expenses, please see the N-14 Proxy/Prospectus.

*The Prudential Fund does not offer Class T shares. Since Class Z shareholders of the Prudential Fund will receive Class T shares of the Target Portfolio pursuant to the terms of the Reorganization, the information above compares Class Z shares of the Prudential Fund to Class T shares of the Target Portfolio. Class T shares, like the Z share class, do not require an investor to pay an initial sales charge or contingent deferred sales charge, nor are they subject to any distribution and service (12b-1) fees.

Identical investment objectives and substantially similar investment policies: The Funds have identical investment objectives (both seek above-average capital appreciation) and substantially similar principal investment policies and strategies, as outlined below. For additional comparative information regarding the Funds’ policies, please see the N-14 Proxy/Prospectus.

Fund Name:	Prudential Small Cap Value Fund (Merging Fund)	Target Small Capitalization Value Portfolio (Acquiring Fund)
Investment Strategy:

Invests at least 80% of its investable assets in common stocks and securities convertible into common stocks of small-cap companies, defined as companies with market capitalizations within the market cap range of companies included in the Russell 2000® Index or the Standard & Poor’s SmallCap 600 Index, as measured at the time of purchase.

Invests at least 80% of its investable assets in equity and equity-related securities of small-cap companies, defined as companies with market capitalizations within the market cap range of companies included in the Russell 2000 Index or the Standard & Poor’s SmallCap 600 Index, as measured at the time of purchase.

Primary Benchmark:	Russell 2000® Value Index	Russell 2000 Value Index

Long-term performance: As shown below, as of 10/31/2014, the Target Portfolio and the Prudential Fund have had comparable net investment performance over the past 3-year period.

Performance (SEC Standardized Annualized Returns) as of 10/31/2014

	1-year	3-year	5-year	10-year
Target Small Capitalization Value Portfolio T Shares	8.94%	17.48%	16.75%	10.11%
Prudential Small Cap Value Fund Z Shares	12.49	18.16	—	—

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the Prudential Fund listed, visit www.prudentialfunds.com. Prudential Fund: Z shares do not carry a sales charge. Target Portfolio: T shares do not carry a sales charge.

Please see below for the 12/31/2014 net investment performance of both the Target Portfolio and the Prudential Fund over the past 1-year, 3-year, 5-year, and 10-year periods.

Performance (SEC Standardized Annualized Returns) as of 12/31/2014

	1-year	3-year	5-year	10-year
Target Small Capitalization Value Portfolio T Shares	5.89%	17.98%	15.10%	9.24%
Prudential Small Cap Value Fund Z Shares	9.09	18.48	—	—

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the Prudential Fund listed, visit www.prudentialfunds.com. Prudential Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 1.05%. Net operating expenses: Class Z, 0.94%, after contractual reduction through 11/30/2015. Target Portfolio: T shares do not carry a sales charge. Gross operating expenses: Class T, 0.68%.

Total return describes the return to the investor after net operating expenses but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. Perfor-mance by share class may vary.

Class Z shares generally are available to individual investors through certain retirement and mutual fund wrap and asset allocation programs, and to institu- tions at an investment minimum of $5,000,000. Performance by share class may vary. Other classes, which contain either a sales load or a contingent deferred sales charge, are also available. These additional expenses could lower the total fund return of a particular share class. Please see the prospectus for additional information about fees and expenses and investor eligibility requirements.

Who is the subadviser of the Target Portfolio?

The Target Portfolio is subadvised by QMA, a wholly owned subsidiary of Prudential Investment Management, Inc., and QMA is also the subadviser for the Prudential Fund. For nearly 40 years, QMA has been a leader in developing innovative investing techniques and combining experienced judgment with detailed investment research in an attempt to capture repeatable long-term outperformance. The group comprises 53 investment professionals who have worked closely together through diverse markets, and includes 19 PhDs across a wide array of disciplines. As of December 31, 2014, QMA managed $113.1 billion in assets.

Potential advantages to QMA’s small-cap value strategy include the following:

•          A consistent and repeatable investment process. Through intensive investment research, QMA has identified persistent sources of alpha and combined them into a process that seeks to provide steady, attractive returns over a full market cycle.

•           Coverage of the entire small-cap universe. QMA’s Value Equity model allows them to systematically look at over 1,900 stocks within the Russell Small-Cap universe to identify potential value opportuni- ties.

•           Diversification. To expand return potential and help limit risk exposure, portfolio holdings typically consist of approximately 200 to 300 securities. This breadth provides diverse return opportunities to help stabilize performance, in contrast to large concentrated bets that risk elevating loss potential.

What are the NASDAQ and CUSIP symbols for the two Funds?

Prudential Small Cap Value Fund (Merging Fund)

Share Class	NASDAQ	CUSIP
Class A	PZVAX	74440V708
Class B	PZVBX	74440V807
Class C	PZVCX	74440V880
Class Q	PSVQZ	74440V781
Class R	PSVRX	74440V849
Class Z	PSVZX	74440V831

Target Small Capitalization Value Portfolio (Acquiring Fund)

Share Class	NASDAQ	CUSIP
Class A	TSVAX	875921785
Class C	TRACX	875921710
Class Q	TSVQX	875921777
Class R	TSVRX	875921843
Class T	TASVX	875921306

Note: Class B shares are generally closed to new investors and will not accept subsequent purchases from existing shareholders. Please see the Prudential Fund’s current prospectus, as amended from time to time, for additional information. Shareholders of Class B shares of the Prudential Fund will receive Class A shares of the Target Portfolio. Additionally, shareholders of Class Z shares of the Prudential Fund will receive Class T shares of the Target Portfolio. Class T shares will be renamed Class Z shares following the reorganization. Class C shares will be created for the Target Portfolio in order to accommodate the Class C shareholders of the Prudential Fund who will become shareholders of the Target Portfolio.

If the proposal is approved, when will the proposed reorganization go into effect?

If the required shareholder approval is obtained by the May 11, 2015, meeting date, it is expected that the reorganization will be effective at the close of business on or about May 15, 2015. However, such date may change if the shareholder meeting is adjourned one or more times.

If the proposal is approved, when will the name change be implemented?

If the required shareholder approval is obtained, it is expected that the name change will be effective at the close of business on or about May 15, 2015, upon completion of the reorganization. The name of the Target Small Capitalization Value Portfolio will change to the Prudential Small Cap Value Fund.

How will you determine the number of shares of the Target Portfolio that each shareholder of the Prudential Fund receives?

As of the New York Stock Exchange (NYSE) close of business on the closing date for the reorganization, each shareholder will receive a pro rata distribution of the same share class, except Class Z shareholders of the Prudential Fund will receive whole and fractional Class T shares of the acquiring Target Portfolio in an amount equal to the dollar value of Class Z shares held in the Prudential Fund, and Class B shareholders of the Prudential Fund will receive whole and fractional Class A shares of the acquiring Target Portfolio in an amount equal to the dollar value of Class B shares held in the Prudential Fund.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carry forward (if any) would be distributed to shareholders prior to the reorganization. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposed reorganization by the scheduled shareholder meeting date?

If there are not enough votes to approve the reorganization by the scheduled shareholder meeting date, the meeting may be adjourned. The meeting may be adjourned for a reasonable amount of time in accordance with the organization documents that apply to the Prudential Fund and applicable state laws. If sufficient votes are not obtained by that date, the reorganization will not occur and we would continue to explore options for the Prudential Fund.

Can a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the reorganization unless the beneficial owner gives specific instructions for the vote. However, the Prudential Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, and the broker executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Prudential Fund may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum. The Prudential Fund will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve the proposal at the meeting. Consequently, shareholders who oppose the proposal should vote against it.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days week by telephone, by mail via the enclosed proxy ballot card, and by Internet. If you hold the Prudential Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting. Please see the enclosed proxy materials for complete details.

How many votes am I entitled to cast?

You may cast one vote for each share of the Prudential Small Cap Value Fund you own on the record date, which is February 10, 2015.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Target Portfolio’s proxy solicitor, at 1-(866)-828-6929 for additional information regarding the proxy or for a replacement proxy card.

Definitions

Alpha is the excess risk-adjusted performance over the benchmark index.

The Russell 2000 Value Index is an unmanaged index that contains those securities in the Russell 1000® Index with a below-average growth orientation. Companies in this Index generally have lower price-to-book and price-to-earnings ratios, higher dividend yields, and lower forecasted growth values. The Index and Russell are trademarks of the Frank Russell Company.

The Standard & Poor’s SmallCap 600 Index (S&P 600 Index) is an unmanaged index from Standard & Poor’s that roughly covers the small-cap range of U.S. stocks, using a capitalization-weighted index.

An investment cannot be made directly in an index. All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Fund Risks

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. Diversification does not guarantee a profit or protect against a loss in declining markets. For tax advice, clients should consult their tax professional regarding their particular situation.

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

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Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional to obtain a copy of the prospectus and summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company, member SIPC. Quantitative Management Associates LLC (QMA) and Prudential Investment Management Inc. are registered investment advisors and Prudential Financial companies. © 2015 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, the Prudential logo, Bring Your Challenges, Target Funds, Target Portfolio Trust, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate

0273261-00001-00 NS10027 Expiration: 06/30/2015

PRUDENTIAL INVESTMENT PORTFOLIOS 5

Prudential Small Cap Value Fund

THE TARGET PORTFOLIO TRUST

Small Capitalization Value Portfolio

Supplement dated December 17, 2014 to the Currently Effective Prospectus,
Statement of Additional Information and Summary Prospectus for each of the above-named funds

The Board of Trustees of Prudential Investment Portfolios 5 (“PIP 5”), on behalf of Prudential Small Cap Value Fund (the “Prudential Fund”) and the Board of Trustees of The Target Portfolio Trust (the “Trust”), on behalf of Small Capitalization Value Portfolio (the “Target Portfolio”), as applicable, recently approved (i) the repositioning of the Target Portfolio (the “Repositioning”), (ii) the subsequent reorganization of the Prudential Fund into the Target Portfolio (the “Reorganization”), and (iii) additional related changes. The Repositioning, Reorganization, and related changes are discussed in greater detail below.

I.                     Repositioning of the Target Portfolio

With respect to the Target Portfolio, the Board of Trustees of the Trust recently approved: (i) the replacement of EARNEST Partners, LLC, NFJ Investment Group LLC, Lee Munder Capital Group, LLC, Vaughan Nelson Investment Management, LP, J.P. Morgan Investment Management, Inc., and Sterling Capital Management LLC (collectively, the “Current Subadvisers”) with Quantitative Management Associates LLC (“QMA”) as the sole subadviser to the Target Portfolio, and (ii) the adoption of new investment policies and strategies for the Target Portfolio. The investment policies and strategies of the Target Portfolio following the Repositioning will be substantially similar to the current investment policies and strategies of the Target Portfolio.

It is currently expected that the Repositioning will become effective during January 2015. Upon implementation of the Repositioning, we will make available to shareholders of the Target Portfolio supplemental registration statement disclosure relating to the subadviser replacement and the new investment policies and strategies to be followed by the Target Portfolio as part of the Repositioning and file such disclosure with the Securities and Exchange Commission (“SEC”). In addition, it is anticipated that a 14C Information Statement in connection with the Repositioning, including information about QMA, will be mailed to shareholders of the Target Portfolio during March 2015.

II.                Reorganization of Prudential Small Cap Value Fund

The Board of Trustees of PIP 5, on behalf of the Prudential Fund, and the Board of Trustees of the Trust, on behalf of the Target Portfolio, recently approved the Reorganization of the Prudential Fund into the Target Portfolio, to occur subsequent to the Repositioning described above. Pursuant to this proposal, the assets and liabilities of the Prudential Fund would be exchanged for shares of the Target Portfolio. The Target Portfolio shares to be received by Prudential Fund shareholders in the Reorganization will be equal in value, will be of the same class (except that Class Z shareholders of the Prudential Fund will receive Class T shares of the Target Portfolio and Class B shareholders of the Prudential Fund will receive Class A shares of the Target Portfolio), and will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Prudential Fund shares held by such shareholders immediately prior to the Reorganization.

As part of the Reorganization, the Board also approved the creation and issuance of Class C shares of the Target Portfolio in order to accommodate Class C shareholders of the Prudential Fund who will become shareholders of the Target Portfolio.

Under the terms of the proposal, Prudential Fund shareholders would become shareholders of the Target Portfolio. No sales charges would be imposed in connection with the proposed transaction. The Trust, for the benefit of the Target Portfolio, and PIP 5, for the benefit of the Prudential Fund, each anticipate obtaining an opinion of counsel to the effect that the Reorganization will not result in the recognition of gain or loss for federal income tax purposes by either the Target Fund or the Prudential Fund, or by the shareholders of the Prudential Fund.

The Reorganization is subject to approval by the shareholders of the Prudential Fund. It is anticipated that a proxy statement/prospectus relating to the Reorganization will be mailed to the shareholders of the Prudential Fund during the first quarter of 2015 and that the special meeting of the Prudential Fund shareholders will be held during the second quarter of 2015. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the Reorganization will be

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completed during the second quarter of 2015 or as soon as reasonably practicable once shareholder approval is obtained.

If Prudential Fund shareholders approve the Reorganization, the Prudential Fund will distribute its realized capital gains, if any, to shareholders prior to the closing. Prudential Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution as a result.

III.           Name Change for the Combined Fund

Contingent upon approval of the Reorganization by shareholders of the Prudential Fund, the Board has approved a name change for the Target Portfolio to “Prudential Small Cap Value Fund” to be effective upon consummation of the Reorganization.

IV.            Share Class Changes

Contingent upon approval of the Reorganization by shareholders of the Prudential Fund, the Board has approved the creation of Class C shares of the Target Fund as part of the Reorganization and the renaming of Class T shares of the Target Fund as Class Z shares following the Reorganization.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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